UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2021

STORE Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-36739	45-2280254
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8377 East Hartford Drive, Suite 100

Scottsdale, AZ 85255

(Address of Principal Executive Offices, Including Zip Code)

(480) 256-1100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	STOR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amended Credit Agreement

STORE Capital Corporation, a Maryland corporation (the “Company”), entered into a Second Amended and Restated Credit Agreement, dated as of June 3, 2021 (the “Amended Credit Agreement”), with certain banks and other lenders, including KeyBank National Association, as administrative agent, KeyBanc Capital Markets Inc. and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners, Wells Fargo Bank, National Association, as syndication agent, and BMO Harris Bank, N.A., Capital One, National Association, Regions Bank, Truist Bank and U.S. Bank National Association, as co-documentation agents.

Key Terms

The Amended Credit Agreement provides the Company with access to a $600 million (the “Facility Amount”) senior unsecured revolving credit facility (the “Revolver”) with a term of four (4) years, which may be extended for up to two (2) additional six-month terms, replacing the Company’s existing revolving credit facility of the same amount. The Amended Credit Agreement also includes: (i) an accordion feature that allows the Facility Amount to be increased by an additional $1 billion which may be incurred in the form of increases to the Revolver or as new tranches of term loans, on the terms and conditions set forth in the Amended Credit Agreement, (ii) a $75 million letter of credit subfacility available for the issuance of letters of credit by the administrative agent, and (iii) a $200 million swingline subfacility that will (x) allow for same day notice and funding, (y) be priced at the Base Rate (as defined below) plus an applicable margin, and (z) have a duration of up to five (5) business days.

Interest and Amortization

The Amended Credit Agreement provides that the Revolver will amortize on an interest-only basis during its term with principal able to be borrowed, re-paid and re-borrowed throughout the term of the Revolver and with the outstanding principal due and payable at maturity. Amounts outstanding under the Revolver will bear interest at a floating rate equal to, at the Company’s option, either (a) the Base Rate, which is a floating rate equal to the greater of (i) the administrative agent’s base lending rate, (ii) the Federal Funds rate plus 0.50%, or (iii) one month LIBOR plus 1.0% (to the extent LIBOR is then available and ascertainable), or (b) LIBOR; plus, in the case of either Base Rate or LIBOR loans, a credit spread ranging from 0.00% to 0.40% (in the case of Base Rate loans) or 0.70% to 1.40% (in the case of LIBOR loans), depending on the Company’s credit rating. The Amended Credit Agreement contains provisions that address the future discontinuance of LIBOR and provides a mechanism for transition to a replacement benchmark rate in circumstances where LIBOR cannot be adequately ascertained or available. In addition, the Amended Credit Agreement includes a mechanism whereby the Company may opt into an alternate applicable margin framework for its LIBOR loans and Base Rate loans by complying with sustainability metric procedures agreed to by the Company and the administrative agent.

Covenants and Other Matters

The Amended Credit Agreement contains certain affirmative and negative covenants usual and customary for financings generally and for the Revolver, including financial covenants such as a maximum total leverage ratio, a maximum unsecured leverage ratio, a minimum fixed charge coverage ratio and a minimum unencumbered actual interest coverage ratio, as well as a maximum secured indebtedness test. Events of default under the Amended Credit Agreement include customary events such as a cross-default provision with respect to other material debt and upon a change of control.

The foregoing description of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by the full text of the Amended Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit	Description

10.1	Second Amended and Restated Credit Agreement, dated June 3, 2021

99.1	Press Release dated June 7, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STORE Capital Corporation

Dated: June 8, 2021	By:	/s/ Chad A. Freed
Chad A. Freed
Executive Vice President – General Counsel